Exhibit 99.1

Cadence Pharmaceuticals Reports Second Quarter 2008 Financial Results

and Provides Overview of Clinical Programs

SAN DIEGO, CA – August 7, 2008 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, today reported financial results for the for the second quarter and six months ended June 30, 2008.

“During the second quarter of 2008, we continued to advance the Phase III clinical programs for our two product candidates, Acetavance™, an intravenous formulation of acetaminophen for the treatment of acute pain and fever, and Omigard™, a topical antimicrobial gel for the prevention of catheter-related infections,” stated Ted Schroeder, President and Chief Executive Officer of Cadence. “We are particularly pleased with the outcome of our recent communications with the United States Food and Drug Administration (FDA) regarding our clinical development plan for Acetavance, as announced last week, and we look forward to moving ahead with preparations for submitting a New Drug Application (NDA) for Acetavance.”

“The FDA has indicated that two previously completed clinical efficacy trials, the Sinatra Study in post-operative orthopedic pain, and Study 302 in adult fever, are sufficient to meet the pivotal clinical trial requirements for submission of an NDA for Acetavance,” stated James Breitmeyer, M.D., Ph.D., Executive Vice President, Development and Chief Medical Officer of Cadence. “The remaining clinical development program for Acetavance includes ongoing clinical trials evaluating pediatric pharmacokinetics (Study 102), adult safety (Study 351), and pediatric safety (Study 352). As previously stated, we currently anticipate completing enrollment in Study 351 in the third quarter and completing enrollment in Studies 102 and 352 in the fourth quarter of 2008.”

Assuming the successful completion of Cadence’s clinical development plan and manufacturing development activities for Acetavance, Cadence currently anticipates submitting an NDA for this product candidate in the second quarter of 2009. The company also expects to report the results of its single, confirmatory trial of Omigard for the prevention of catheter-related infections, known as the CLIRS trial, in the fourth quarter of 2008 and, if the results are positive, to submit an NDA for Omigard in the second quarter of 2009.

Financial Results

For the second quarter 2008, Cadence reported a net loss of $15.6 million, or $0.41 per share, compared to a net loss of $14.9 million, or $0.52 per share, in the second quarter of 2007. For the six months ended June 30, 2008, the company reported a net loss of $29.3 million, or $0.83 per share, compared to a net loss of $24.5 million, or $0.86 per share, for the six months ended June 30, 2007.

As of June 30, 2008, Cadence held cash and cash equivalents of $78.1 million, including the net proceeds from a registered direct offering completed in the first quarter of 2008.

For the second quarter ended June 30, 2008, total operating expenses were $15.6 million, a decrease of $0.1 million from the $15.7 million reported for the same period in 2007. This decrease includes a $1.0 million reduction in research and development costs, primarily due to reduced clinical trial activity for Omigard as the company’s CLIRS trial completed enrollment in April 2008, and reduced pre-commercialization manufacturing charges for Acetavance due to facility improvement charges in 2007 that were not incurred in 2008. These reductions were partially offset by increases of $0.5 million in general and administrative expenses, primarily from personnel-related costs (including $0.3 million of stock-based compensation), and $0.5 million in marketing expenses, as the company prepares for potential commercialization of both product candidates.

For the six months ended June 30, 2008, operating expenses were $29.3 million, an increase of $3.3 million from the $26.0 million reported for the same period in 2007. This increase was due to a $1.2 million increase in research and development and a $1.3 million increase in general and administrative expenses. These increases were primarily due to personnel-related costs, including increases in stock-based compensation of $0.3 million in research and development and $0.7 million in general and administrative costs. Further, marketing expenses increased $0.7 million during the first six months of 2008 as compared to the same period in 2007, as Cadence prepares for the potential commercialization of both of its product candidates.

Conference Call and Webcast on August 7, 2008 at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time)

Cadence management will host a conference call on August 7, 2008 at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time), and interested investors may participate in the conference call by dialing 877-591-4956 (domestic) or 719-325-4852 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company currently has two Phase III product candidates in development, Acetavance™ (intravenous acetaminophen) for the treatment of acute pain and fever, and Omigard™ (omiganan pentahydrochloride 1% topical gel) for the prevention of catheter-related infections. For more information about Cadence’s pipeline, visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “expects,” “anticipates,” intends,” “plans,” “will,” “assuming,” and “potential,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Forward-looking statements include statements regarding: the timeframes in which the company anticipates completing preparations for, and filing, submissions to regulatory authorities seeking marketing authorizations for its product candidates; and the timeframes in which Cadence expects to complete enrollment in, and announce the results of, clinical trials of its product candidates. The inclusion of forward-looking statements should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the company’s business, including, without limitation: the FDA may require Cadence to complete additional clinical, non-clinical or other requirements prior to the submission or the approval of NDAs for its product candidates; clinical trials may produce negative or inconclusive results, or may be inconsistent with previously conducted clinical trials; the outcomes of final analyses of data from the company’s clinical trials may vary from the initial analyses, and the FDA may not agree with Cadence’s interpretation of such results; clinical trial data for the company’s product candidates may demonstrate inadequate therapeutic efficacy, or the prevalence or severity of adverse side effects may be greater than anticipated; the company may experience delays in completing important pre-commercialization manufacturing development activities for its product candidates, and may be required to perform additional pre-clinical or clinical testing prior to submitting, or obtaining approval of, NDAs for its product candidates; the company may require substantial additional funding to complete its development programs and, if approved, to successfully launch its product candidates, and it may not be able to raise sufficient capital when needed, or at all; and other risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Cadence™, Acetavance™ and Omigard™ are trademarks of Cadence Pharmaceuticals, Inc.

# # #

Contacts:	William R. LaRue
SVP & Chief Financial Officer
Cadence Pharmaceuticals, Inc.
858-436-1400

Anna Gralinska
Director, Investor Relations
Cadence Pharmaceuticals, Inc.
858-436-1452

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating expenses:
Research and development	$11,743,221	$12,754,991	$22,221,268	$20,996,795
Marketing	927,275	466,354	1,510,977	768,537
General and administrative	2,902,894	2,435,940	5,569,932	4,263,532
Other	—	—	28,257	—

Total operating expenses	15,573,390	15,657,285	29,330,434	26,028,864

Loss from operations	(15,573,390)	(15,657,285)	(29,330,434)	(26,028,864)
Other (expense) income, net	(23,446)	722,696	16,683	1,534,577

Net loss	$(15,596,836)	$(14,934,589)	$(29,313,751)	$(24,494,287)

Basic and diluted net loss per share(1)	$(0.41)	$(0.52)	$(0.83)	$(0.86)

Shares used to compute basic and diluted net loss per share(1)	38,057,485	28,546,033	35,489,290	28,475,594

(1)

As a result of the issuance of 9,240,307 shares of common stock pursuant to an effective shelf registration in the first quarter of 2008, there is a lack of comparability in the per share amounts between the 2008 and 2007 periods presented.

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$78,131,025	$55,392,921
Restricted cash	1,981,848	1,981,848
Prepaid expenses	1,033,926	751,046
Other current assets	185,540	208,275

Total current assets	81,332,339	58,334,090
Property and equipment, net	5,608,633	5,139,538
Restricted cash	885,434	885,434
Other assets	188,524	252,963

Total assets	$88,014,930	$64,612,025

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,349,577	$1,974,991
Accrued liabilities	12,687,278	13,901,770
Current portion of long-term debt	8,666,799	5,617,928

Total current liabilities	26,703,654	21,494,689
Deferred rent	1,093,505	1,224,869
Long-term debt, less current portion and discount	9,165,690	13,412,349
Other long-term liabilities	22,048	22,048
Total stockholders’ equity	51,030,033	28,458,070

Total liabilities and stockholders’ equity	$88,014,930	$64,612,025